Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-220981) and related Preliminary Prospectus of Vical Incorporated for the registration of its common stock and warrants to purchase shares of its common stock and to the incorporation by reference therein of our report dated March 10, 2017, with respect to the financial statements of Vical Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
November 6, 2017